Exhibit 10.5

WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK *) SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

LICENSE AGREEMENT

This agreement (the “Agreement”), dated the [      ]th day of [October], 2008 (the “Effective Date”), is by and between [PURCHASER], a Delaware corporation (“Purchaser”), and [THE COMPANY], a Delaware corporation (the “Company”).

INTRODUCTION

1.                                       The Company owns the Product Intellectual Property (as such term is defined herein).

2.                                       The Purchaser is in the business of developing and marketing pharmaceutical products.

3.                                       The Company and the Purchaser are interested in establishing a licensing relationship pursuant to which the Company shall grant the Purchaser certain rights and licenses under the Product Intellectual Property.

NOW, THEREFORE, the Purchaser and the Company agree as follows:

Article I
Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1                                      “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2                                      “Bankruptcy Code” means 11 U.S.C §§ 101-1330, as amended.

Section 1.3                                      “Confidential Information” means non-public information disclosed by the Company to the Purchaser relating to the Products, Licensed Patent Rights or Licensed Know-How, but specifically excluding Product Clinical Data disclosed in connection with the clinical development of, or regulatory approval for, a Product.

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Section 1.4                                      “Control” and cognates thereof means, with respect to any Licensed Know-How, Patent Rights or Confidential Information, the possession by a Party, whether directly or through Affiliates of such Party, of the ability to grant the right to access or use, or to grant a license or the right to disclose or transfer such Licensed Know-How, Patent Rights or Confidential Information, without violating the terms of any agreement or other written arrangement with, or the rights of any Third Party.

Section 1.5                                      “Cover” and cognates thereof means, with respect to a product, that, but for a license granted to a Party under a Valid Claim, the Development or Commercialization of such product would infringe such Valid Claim.

Section 1.6                                      “FDA” means the U.S. Food and Drug Administration.

Section 1.7                                      “Governmental Authority” means any court, tribunal, arbitrator, arbitrational panel or authority, agency, commission, official or other instrumentality of the United States or any other country, or any supra-national organization, state, county, city or other political subdivision or any self-regulatory organization.

Section 1.8                                      “Improvements” means any improvements, modifications, developments or inventions which a Party may make to the Product Intellectual Property after the Effective Date.

Section 1.9                                      “Licensed Know-How” means all inventions, methods, processes, techniques, improvements, designs, formulae, specifications, and technical, scientific and business information (including, without limitation, all biological, chemical, pharmacological, toxicological, clinical and assay information, data and analyses), whether or not patentable, which are Controlled by the Company and which relate to the Licensed Patent Rights or the Product in any way, in any field or for any purpose and in whatever form existing (including, without limitation, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-Rom and any other media on which the foregoing can be stored).

Section 1.10                                “Licensed Patent Rights” means (a) the Patent Rights set forth on Exhibit A hereto, (b) counterparts of the Patent Rights set forth on Exhibit A in any country of the world and (c) all other patent rights owned or licensed by the Company and related in any way to the Product.

Section 1.11                                “Net Sales” means the aggregate amount invoiced on account of sales of a Product by the Purchaser or any of its Affiliates or sublicensees to a third party in the Territory (but not including sales between the Purchaser and its Affiliates where the Product is intended for resale) less the following reductions relating to such sales:

(i) trade, quantity and cash discounts or rebates, which are not already reflected in the amount invoiced;

(ii) any adjustments or allowances on account of price adjustments, billing errors, rejected goods, damaged goods, returns and withdrawal, recall or relabeling of Product;

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(iii) credits, volume rebates, charge-back and prime vendor rebates, reimbursements or similar payments granted or given to, or related administrative, processing or other fees charged to, wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations, which are not already reflected in the amount invoiced;

(iv)  any tax, tariff, customs duty, excise or other duty or other governmental charge including, without limitation, value added taxes(other than a tax on income) levied on the manufacture, sale, transportation or delivery of the Product and remitted to the applicable taxing authority;

(v) payments or rebates paid in connection with sales of the Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs, or other managed care programs, which are not already reflected in the amount invoiced;

(vi) freight, postage, handling, shipping, insurance or other transportation costs charged to the customer whether invoiced separately or included within the selling price; and

(vii) amounts allocated for bad debt determined by generally accepted accounting principles consistently applied.

For purposes of this definition, the Product shall be considered “sold” and “reductions” allowed when so recorded in the Purchaser or its Affiliates or sublicensees (as the case may be) consolidated and consolidating financial statements prepared in accordance with generally accepted accounting principles. The first sale to a third party in an arms-length transaction shall be regarded as the first sale for the purpose of calculating Net Sales.

Section 1.12                                “NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a new drug product.

Section 1.13                                “Order” means any writ, judgment, decree, injunction, award or similar order of any Governmental Authority, including any award in an arbitration proceeding (in each case, whether preliminary or final).

Section 1.14                                “Parties” means the Purchaser and the Company.

Section 1.15                                “Party” means the Purchaser or the Company, as the context may require.

Section 1.16                                “Patent Rights” means United States and foreign patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, requests for continued examinations, reissues, reexaminations and extensions thereof.

Section 1.17                                “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

Section 1.18                                “Product” and cognates thereof mean celecoxib in all delivery methods, formulations and dosages.

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Section 1.19                                “Product Clinical Data” means all pre-clinical and clinical data, databases and intellectual property relating to the Product and the Licensed Patent Rights, including without limitation, raw case report files, final study reports, toxicology reports, regulatory information including all investigational new drug applications and such other information and data as may have been generated during or in connection with any pre-clinical and phase I clinical studies or other studies conducted on the Product or with respect to any Licensed Patent Rights.

Section 1.20                                “Product Intellectual Property” means all Product Clinical Data, Licensed Patent Rights and Licensed Know-How, and any Improvements to any such Product Intellectual Property to the extent performed by the Company or by a third party at the Company’s direction in accordance with the terms of this Agreement.

Section 1.21                                “Product Payments” means the Upfront License Payment and the Regulatory Milestone Payment.

Section 1.22                                “Regulatory Milestone Payment” has the meaning ascribed to such term in Section 2.11.

Section 1.23                                “Requirements of Law” means any law, statute, code, treaty, Order, ordinance, rule, regulation or other requirement promulgated or enacted by any Governmental Authority.

Section 1.24                                “Royalty” has the meaning ascribed to such term in Section 2.11.

Section 1.25                                “Tax” and cognates thereof mean all of the following: (i) any sales, use ad valorem, transfer, franchise, license, excise, stamp, production, withholding, value added, environmental, or other tax, custom or duty or governmental fee or other like assessment or charge to the extent directly related to the sale of Products (thereby explicitly excluding any income, employment or profits tax or any sort) that may be imposed by any Governmental Authority for such sale of Products and (ii) any liability for the payment of amounts described in (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period.

Section 1.26                                “Territory” means all locations and jurisdictions worldwide.

Section 1.27                                “Third Party”  means any person or entity other than a Party or any of its Affiliates.

Section 1.28                                “Upfront License Payment” has the meaning ascribed to such term in Section 2.9.

Section 1.29                                “Valid Claim” means a claim of any issued, unexpired United States or foreign patent, which shall not have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

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Article II
Grant of License; Disclosure of Know-How; Clinical Data

Section 2.1                                      License Grant. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Purchaser the exclusive, worldwide, irrevocable right and license under the Licensed Patent Rights and the Licensed Know-How for any and all applications, uses and purposes and in any field with respect to the Product, including without limitation, to develop, make, have made, use, offer for sale, sell and import pharmaceutical formulations and products. The term of such license shall be determined on a country-by-country basis, with such license to continue with respect to a specific country until the expiration in such country of any Patent Rights owned by Company providing market exclusivity to the Purchaser under the Product in the applicable country, including any Licensed Patent Rights.

Section 2.2                                      Commercialization. The Purchaser agrees to use commercially reasonable efforts to develop and commercialize the Product in the United States on a timely basis and thereafter to sell the Product in the United States.

Section 2.3                                      Disclosure of Licensed Know-How. During the term of this Agreement, the Purchaser shall have access, as reasonably requested by the Purchaser, to personnel of the Company and its Affiliates at reasonable times during normal business hours and upon prior notice for discussions relating to regulatory, scientific, medical and other technology contained in or relating to the Licensed Know-How. In addition, to the extent required by the Purchaser, the Purchaser shall have access to all documents of the Company and its Affiliates related in any way to any such discussions.

Section 2.4                                      Transfer of Pre-Clinical and Clinical Data. During the term of this Agreement, the Purchaser shall have access, as reasonably requested by the Purchaser, to personnel of the Company and its Affiliates at reasonable times during normal business hours and upon prior notice for discussions relating to regulatory, scientific, medical and other matters relating to preclinical and clinical data related in any way to the Product or the Product Intellectual Property. In addition, to the extent required by the Purchaser, the Company shall provide access to its, and its Affiliates, facilities, personnel and records in connection with any regulatory filings or submissions that the Purchaser may make with respect to the Product. After the transfer of such preclinical and clinical data related in any way to the Product Intellectual Property, the Company shall have no right, title or interest in such data.

Section 2.5                                      Sublicensees. The Purchaser shall be entitled to grant one or more sublicenses under the licenses granted pursuant to this Agreement, provided, however, that the Purchaser shall not be permitted to sublicense rights broader than those granted hereunder. Notwithstanding the foregoing, no such sublicense by Purchaser shall alter Purchaser’s obligation to pay the Royalty to the Company in accordance with Section 2.11.

Section 2.6                                      Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

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Section 2.7                                      Improvements. Each Party shall own all right, title and interest in and to any Improvements it creates or develops. To the extent that the Company creates or develops Improvements, such Improvements shall become part of the Product Intellectual Property and shall be licensed to the Purchaser pursuant hereto, and the Company shall notify the Purchaser of such Improvements and deliver such Improvements and all records, data, information and know-how related thereto to the Purchaser, in each such case promptly after the creation or development of such Improvements and no later than thirty (30) days after the creation or development of such Improvements.

Section 2.8                                      Additional Assignments. On the Effective Date, the Parties shall execute the Assignment Agreement attached hereto as Exhibit D.

Section 2.9                                      Upfront License Payment. Upon the Effective Date, the Purchaser shall pay to the Company a one-time upfront license payment of Five Million U.S. Dollars ($5,000,000) (the “Upfront License Payment”).

Section 2.10                                Regulatory Milestone License Payment. In addition to the Upfront License Payment, upon the Purchaser’s receipt from the FDA of final approval of the first NDA prepared by the Purchaser with respect to the Product for any indication, the Purchaser shall pay within thirty (30) days of such final approval to the Company an additional one-time payment of Fifteen Million U.S. Dollars ($15,000,000) (the “Regulatory Milestone Payment”).

Section 2.11                                Royalties. In addition to the Product Payments, the Purchaser shall pay to the Company a royalty of * percent (*%) of Net Sales of the Products in the Territory (the “Royalty”). The Purchaser shall pay such royalty on a country-by-country basis for the Net Sales of the Products in the applicable country during each calendar quarter, within forty-five (45) days after the end of the applicable calendar quarter. The Purchaser shall pay the Royalty applicable to each country in US dollars. At the time of such payment, the Purchaser shall also provide to the Company a written statement of Net Sales showing in reasonably specific detail, on a country-by-country basis, (a) the calculation of Net Sales; (b) royalties payable in US dollars, which shall have accrued hereunder based upon Net Sales; (c) withholding taxes, if any, required by law to be deducted with respect to such sales; (d) the dates of the first commercial sales of the Product in any jurisdiction during the reporting period; and (e) the exchange rates used to determine the amount of US dollars (collectively, the “Royalty Statement”). If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the average exchange rates published by OANDA.com or a comparable service for the applicable period in which Purchaser records the sale giving rise to the payment obligation set forth herein. Purchaser shall be entitled to deduct Purchaser’s actual currency conversion costs from the Royalties payable hereunder.

Section 2.12                                Consideration. The Product Payments, the Royalty payments and the mutual promises provided herein shall constitute consideration for the licenses and other rights granted hereunder.

Section 2.13                                Records and Audit. During the term of this Agreement, for a period of three (3) years after the conclusion of the applicable calendar year, the Purchaser shall keep complete and accurate records of Net Sales in sufficient detail to permit the Company to confirm

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the completeness and accuracy of: (i) the information presented in each Royalty Statement and (ii) the calculation of Net Sales. The Purchaser shall permit a recognized independent auditing firm reasonably acceptable to the Purchaser to audit and/or inspect records of the Purchaser solely to the extent required to verify: (A) the completeness and accuracy of the Royalty Statements; (B) the calculation of Net Sales and (C) the amount of Royalty payments for the Product for the previous year. Such inspection shall be conducted during the Purchaser’s normal business hours, no more than once in any twelve (12) month period and upon at least thirty (30) days prior written notice by the Company to the Purchaser. If such firm establishes that such payments were underpaid for the preceding year, the Purchaser shall have the right to engage a recognized independent auditing firm to verify the findings of the audit. If the firm engaged by Purchaser verifies the findings of the firm engaged by the Company, the Purchaser shall pay the Company the amount of any such underpayments for the preceding year, plus interest at a rate equal to the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, within thirty (30) days after the date the Purchaser delivers to the Company the report of the firm engaged by the Purchaser, which report so establishes that such payments were underpaid for the preceding year. Notwithstanding the foregoing, the firm engaged by the Purchaser shall deliver its findings in a prompt manner after being engaged by the Purchaser. If the firm engaged by the Company establishes that such payments were overpaid for the preceding year, the Company shall pay the Purchaser the amount of any such overpayment for the preceding year, within thirty (30) days after the date the Company delivers to the Purchaser such firm’s report so establishing that such payments were overpaid for the preceding year. The Company shall bear the full cost of the firm it engages unless such audit discloses an underpayment by more than five percent (5%) of the amount due for the preceding year and such underpayment of more than five percent (5%) is verified by the firm engaged by the Purchaser if it chooses to engage a firm for audit verification purposes. The Purchaser shall bear the full cost of the firm it engages to verify the audit findings.

Section 2.14                                Payments. The Product Payments and the Royalty payments shall be made electronically in US Dollars and to such place and account as may be designated from time to time for that purpose by the Company to Purchaser in writing.

Section 2.15                                Withholding Taxes. All sums payable by either Party under this Agreement (including without limitation the Product Payments and the Royalty payments) shall be paid in full and without any set-off, counterclaim, taxes, duties, levies, fees, charges, deduction or withholding on any ground whatsoever, except as may be required by law. The Parties shall consider together to what extent, if at all, it may lawfully be possible to mitigate the amount of such deduction or withholding or of the amount required to be paid as aforesaid, including the use of best efforts to make timely and procedurally correct application for relief from withholding tax in respect of any such payment. For any taxes, duties, levies, fees, charges, deduction or withholding on any ground whatsoever withheld or to be withheld, each Party agrees to timely deliver all certificates and forms as may be necessary and appropriate to establish an exemption from Tax or file Tax returns as would be necessary with respect to such Taxes.

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Article III
Regulatory Issues, Intellectual Property Protection, Licensing and Related Matters

Section 3.1                                      Prosecution and Maintenance of Licensed Patent Rights; Preparation of FDA Filings.

(a)                                  Right to Prosecute and Maintain. The Purchaser shall have the sole right and option to file and prosecute any patent applications, to maintain any patents included in the Licensed Patent Rights or the Product Intellectual Property and to make any regulatory filings applicable to any Products, including without limitation preparation of NDA filings. The Purchaser shall provide the Company with copies of such filings or applications promptly. Notwithstanding the foregoing, with respect to the filing or prosecution of patent applications that do not include claims that specifically cover the Product, the Company shall have the right and obligation to file and prosecute any patent applications and to maintain any existing patents included in the Licensed Patent Rights or the Product Intellectual Property, provided, however, that in the event that the Company fails to use commercially reasonable efforts to do so, the Purchaser shall be entitled to deliver notice of such failure to the Company and the Purchaser shall have the right to itself perform such filings or prosecution in accordance with the terms hereof. In its filing and prosecution of such patents, the Company shall: (i) only engage advisors and counsel reasonably acceptable to the Purchaser; (ii) provide all draft patent applications to the Purchaser sufficiently in advance of filing for the Purchaser to have a reasonable opportunity to comment thereon and shall give effect to all reasonable comments of Purchaser in the application filed; (iii) promptly furnish the Purchaser with copies of all substantive communications between the Company and applicable patent offices relating to such patent applications, and give effect to all reasonable comments or advice of the Purchaser when framing responses and submissions to such patent offices; and (iv) keep the Purchaser advised of the status of actual and prospective patent filings arising out of such patents.

(b)                                 Costs and Expenses. Each Party shall bear its own costs and expenses in preparing, filing, prosecuting and maintaining Licensed Patent Rights and other filings or applications (including regulatory filings) arising out of the Product Intellectual Property.

(c)                                  Cooperation. Each Party agrees to cooperate with the other with respect to the filing, prosecution and maintenance of patents, patent applications and regulatory filings pursuant to this Section 3.1, including without limitation:

(i)                                     the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to file, prosecute or maintain patents and patent applications as provided for in Section 3.1(a);

(ii)                                  making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to prepare, file, prosecute and maintain patents and patent applications as provided for in Section 3.1(a);

(iii)                               providing available data, records and information to support preparation and prosecution of patent applications; and

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(iv)                              providing available data, records, information and personnel to support preparation of all regulatory filings and consultant with regulatory authorities related thereto.

Section 3.2                              Third Party Infringement.

(a)                                  Notifications of Competitive Infringement. Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of infringement of the Licensed Patent Rights (“Competitive Infringement”).

(b)                                 Infringement Action. The Purchaser shall have the initial right, but no obligation, to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Licensed Patent Rights or the Product Intellectual Property from such Competitive Infringement. The Purchaser shall be permitted to act, or choose not to act, subject to its sole discretion, including, if it so chooses, taking no action with respect to Competitive Infringement or settling any such Competitive Infringement in its sole discretion. Subject to Section 3.4, the expenses of any suit or suits that the Purchaser elects to bring shall be paid for entirely by the Purchaser. If the Purchaser does not take action in the prosecution, prevention, or termination of any infringement suit and has not commenced negotiations with the infringer for the discontinuance of such infringement within forty-five (45) days (or longer if the Parties mutually agree) of becoming aware of such infringement, the Company may elect to do so. If the Company elects to bring suit against such infringer and the Purchaser is joined as a party in such suit (which it shall do if so requested by the Company), the Purchaser shall have the right to approve counsel selected by the Company to represent the Parties, which approval shall not be unreasonably withheld, conditioned or delayed. The expenses of such suit or suits that the Company elects to bring, including any reasonable out-of-pocket expenses of the Purchaser incurred in connection therewith, shall be paid for entirely by the Company. Neither Party shall compromise or settle any litigation in a manner that imposes any obligation on the other Party or that otherwise adversely impacts the development or commercialization of the Product, or the Licensed Patent Rights or the Product Intellectual Property without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  Recoveries. Any recovery obtained by any Party as a result of any proceeding described in this Section 3.2, by settlement or otherwise, shall be applied in the following order of priority:

(i)                                     first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii)                                  second, all remaining amounts, to the Purchaser.

Section 3.3                                      Infringement of Third Party Patents. If a claim alleging infringement of Third Party patents is made against the Purchaser, then the Purchaser shall defend against such a claim at its cost and expense, but the Company may be represented in such event by legal counsel

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in an advisory capacity at its own expense. The Purchaser shall keep the Company informed of the status of the case.

Section 3.4                                      Cooperation. In the event that the Purchaser takes action pursuant to Section 3.2 or Section 3.2(c) above, the Company shall participate in such action (including, without limitation, joining as a party to such action) and cooperate with the Purchaser to the extent reasonably requested by the Purchaser. The Company shall provide assistance and cooperation to the Purchaser without any charge to the Purchaser, provided, however, that the Purchaser shall pay the Company’s reasonable out-of-pocket expenses incurred in connection with such assistance and cooperation.

Section 3.5                                      Third Party Licenses. All third-party licenses pursuant to which the licenses or rights in this Agreement are granted are attached in Exhibit B hereto (“Third Party Licenses”). The Company hereby sublicenses to the Purchaser, to the fullest extent permissible under the Third Party Licenses, all rights and licenses of the Company under such licenses, including any rights to grant further sublicenses.

Article IV
Confidentiality

Section 4.1                                      Confidential Information. All Confidential Information disclosed by the Company to the Purchaser during the term of this Agreement shall not be used by the Purchaser except in connection with the activities contemplated by this Agreement (including, without limitation, the licenses granted pursuant to Section 2.1), shall be maintained in confidence by the Purchaser (except to the extent reasonably necessary in connection with regulatory filings relating to the Product and/or relating to practicing the Licensed Patent Rights or Licensed Know-How in any way, in any field and for any purpose; for the filing, prosecution and maintenance of Patent Rights; or to develop, make, have made, use, offer for sale, sell and import pharmaceutical formulations and products Covered by the Licensed Patent Rights or Licensed Know-How), and shall not otherwise be disclosed by the Purchaser to any other person, firm, or agency, governmental or private (except consultants, advisors and Affiliates in accordance with Section 5.4), without the prior written consent of the Company, except to the extent that the Confidential Information:

(a)                                  was known or used by the Purchaser or its Affiliates prior to its date of disclosure to the Purchaser; or

(b)                                 either before or after the date of the disclosure to the Purchaser is lawfully disclosed to the Purchaser or its Affiliates by sources other than the Company rightfully in possession of the Confidential Information; or

(c)                                  either before or after the date of the disclosure to the Purchaser becomes published or generally known to the public through no fault or omission on the part of the Purchaser; or

(d)                                 is independently developed by or for the Purchaser or its Affiliates without reference to or reliance upon the Confidential Information; or

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(e)                                  is required to be disclosed by the Purchaser or its Affiliates to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process.

Section 4.2                                      Employee, Consultant and Advisor Obligations. The Purchaser agrees that it and its Affiliates shall provide Confidential Information received from the Company only to its and their respective employees, consultants and advisors who have a need to know such Confidential Information.

Section 4.3                                      Term. All obligations of confidentiality imposed under this Article IV shall expire ten (10) years following termination or expiration of this Agreement.

Article V
Representations and Warranties

Section 5.1                                      Representations of Authority. The Purchaser and the Company each represents and warrants to the other that, as of the Effective Date, it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

Section 5.2                                      Consents. The Purchaser and the Company each represents and warrants to the other that, as of the Effective Date, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

Section 5.3                                      No Conflict. The Purchaser and the Company each represents and warrants to the other that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

Section 5.4                                      Employee, Consultant and Advisor Obligations. The Purchaser and the Company each represents and warrants to the other that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article IV.

Section 5.5                                      Litigation. The Company represents and warrants that there is no pending or, to its knowledge, threatened litigation against it relating to the Products or the Product Intellectual Property, except as disclosed in Exhibit C hereto.

Section 5.6                                      Intellectual Property. The Company represents and warrants to the Purchaser that, as of the Effective Date, and except as described in Section 3.5, (a) the Company owns the entire right, title and interest in and to the Licensed Patent Rights and Licensed Know-How, (b) the Company has the right to grant to the Purchaser the rights and licenses under the Licensed Patent Rights and Licensed Know-How granted in this Agreement, (c) none of the Licensed Patent Rights was fraudulently procured from the relevant governmental patent granting authority, (d) as of the Effective Date, there is no claim or demand of any Person

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pertaining to, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Patent Rights or challenges the Company’s ownership of the Licensed Patent Rights or Licensed Know-How or makes any adverse claim with respect thereto, and, to the knowledge of the Company, there is no basis for any such claim, demand or proceeding, (e) to the knowledge of the Company, as of the Effective Date, the Licensed Patent Rights are not being infringed and the Licensed Know-How is not being used by any Third Party, (f) to the knowledge of the Company, the Products and the processes used to make the Products do not infringe any Third Party Patent Rights, except as disclosed in Exhibit C, and (g) the Licensed Patent Rights include all of the Patent Rights Controlled by the Company on the Effective Date which Cover the Product, or, in the case of patent applications included in the Patent Rights, claims if issued, would Cover the Product.

Section 5.7                                      No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

Article VI
Term and Termination

Section 6.1                                      Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article VI, and otherwise remains in effect until the expiration of all of the licenses described in Section 2.1.

Section 6.2                                      Termination For Material Breach. Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing sixty (60) days’ written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless the Breaching Party cures such breach during such sixty (60) day period.

Section 6.3                                      Voluntary Abandonment. Should the Purchaser determine that is wishes to abandon development, commercialization or sale of the Product within any jurisdiction within the Territory, it shall so notify the Company and shall terminate this Agreement solely with respect to such jurisdiction.

Section 6.4                                      Survival. Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination; and the following provisions shall expressly survive any such expiration or termination:  Article I, Section 2.7, Article IV, Article V and Article VII.

Article VII
Miscellaneous Provisions

Section 7.1                                      Indemnification.

(a)                                  The Purchaser. The Purchaser agrees to defend the Company, its Affiliates and their respective directors, officers, employees and agents at the Purchaser ‘s cost and expense, and shall indemnify and hold harmless the Company and its Affiliates and their

*CONFIDENTIAL TREATMENT REQUESTED

respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by the Purchaser of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the development or commercialization by the Purchaser or its Affiliates or sublicensees of a product Covered by any of the Licensed Patent Rights.

(b)                                 The Company. The Company agrees to defend the Purchaser, its Affiliates and their respective directors, officers, employees and agents at the Company’s cost and expense, and shall indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to any breach by the Company of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the development or commercialization by the Company or its Affiliates or sublicensees of a product Covered by any of the Licensed Patent Rights.

(c)                                  Claims for Indemnification. A person entitled to indemnification under this Section 7.1 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a third-party claim as provided in this Section 7.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

*CONFIDENTIAL TREATMENT REQUESTED

Section 7.2                                      Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Requirements of Law of the State of Delaware without giving effect to the principles of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having the jurisdiction with respect to appeals from such courts, for any action arising out of or relating to this Agreement (and agrees not to commence any action relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 7.5, shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having the jurisdiction with respect to appeals from such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.3                                      Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to a Third Party, whether by merger, sale of stock, sale of assets or otherwise or (b) to any Affiliate; provided that  no such assignment to an Affiliate shall relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement.

Section 7.4                                      Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 7.5                                      Notices.

Notices to the Company shall be addressed to:

[COMPANY]

[

[              ]

Attention: Chief Executive Officer

*CONFIDENTIAL TREATMENT REQUESTED

with a copy, which shall not constitute notice, to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention:  Lawrence S. Wittenberg

Notices to the Purchaser shall be addressed to:

[PURCHASER]

[              ]

[              ]

Attention:  General Counsel

with a copy, which shall not constitute notice, to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention:  Pran Jha

Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, or (c) personally delivered, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Section 7.6                                      Force Majeure. No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion. The Party claiming force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than ten (10) business days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected.

Section 7.7                                      Public Announcements. Any public announcements or publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement, provided, however, that the foregoing shall not be interpreted to prevent either Party from taking any actions or making any disclosures which are required by any Governmental Authority or which, in the reasonable opinion of such Party and its advisors, are required or desirable in connection with such Party’s regulatory obligations.

Section 7.8                                      Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this

*CONFIDENTIAL TREATMENT REQUESTED

Agreement shall be construed as authorization for either the Company or the Purchaser to act as agent for the other.

Section 7.9                                      No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

Section 7.10                                Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 7.11                                No Implied Waivers; Rights Cumulative. No failure on the part of the Company or the Purchaser to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 7.12                                Severability. If, under applicable law or regulation, any provision of this Agreement is deemed invalid or unenforceable, or otherwise directly or indirectly affects the validity or enforceability of any other material provision(s) of this Agreement, such provision shall be deemed modified to the extent required to most fully carry out the intent of the original provision in a valid and enforceable manner.

Section 7.13                                Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered (whether in person, by mail, courier, facsimile or e-mail), shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 7.14                                No Third Party Beneficiaries. No person or entity other than the Company, the Purchaser and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

Section 7.15                                No Consequential Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS Section 7.15 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

*CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

[PURCHASER]

By:

Name:

Title:

[THE COMPANY]

By:

Name:

Title:

Signature Page to License Agreement

Exhibit A

Pending and Issued Licensed Patent Rights as of the Effective Date

See attached Intellectual Property Schedule.

Exhibit A

Pending and Issued Licensed Patent Rights as of the Effective Date

	Title
File Number	Country Name	Status Description	Application Number	Appl. Date	Patent No.	Date of Grant

ACU109	Porous Drug Matrices And Methods For Manufacture Thereof
	United States of America	Grant	09/433,486	Nov 04 1999	6,395,300	May 28 2002

ACU109/110	Porous Drug Matrices And Methods Of Manufacture Thereof
	Australia	Grant	768022	May 25 2000	768022	Mar 11 2004
	Austria	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	Belgium	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	Brazil	Pending	PI0010984-3	May 25 2000
	Canada	Grant	2,371,836	May 25 2000	2,371,836	Jan 31 2006
	China	Grant	00808161.1	May 25 2000	ZL00808161.1	Feb 08 2006
	Denmark	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	European Patent	Gone National	00939365.3	May 25 2000	1180020	Dec 14 2005
	Finland	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	France	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	Germany	Grant	00939365.3	May 25 2000	60024811.9	Dec 14 2005
	Hong Kong	Grant	03101310.8	May 25 2000	HK1048956	Jul 28 2006
	Ireland	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	Israel	Pending	146659	May 25 2000
	Italy	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	Japan	Pending	2000-620939	May 25 2000
	Korea, Republic of (South)	Grant	2001-7015052	May 25 2000	10-0752000	Aug 17 2007
	Mexico	Grant	PA/a/2001/012106	May 25 2000	244662	Apr 02 2007
	Netherlands	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	New Zealand	Grant	516083	May 25 2000	516083	Dec 08 2003
	Norway	Grant	20015753	May 25 2000	323761	Jul 02 2007
	Philippines	Grant	1-2000-01402	May 29 2000	1-2000-001402	Nov 21 2006
	Portugal	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	Singapore	Grant	200107349-3	May 25 2000	85293	Jan 30 2004
	South Africa	Grant	2001/10347	May 25 2000	2001/10347	Sep 23 2003
	Spain	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	Sweden	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	Switzerland	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005
	Taiwan	Grant	89110363	May 29 2000	I274589	Mar 01 2007

	Thailand	Pending	057899	May 29 2000
	United Kingdom	Grant	00939365.3	May 25 2000	1180020	Dec 14 2005

ACU109/110DIV	Porous Drug Matrices And Methods Of Manufacture Thereof
	China	Grant	200510136940.4	Dec 15 2005	ZL200510136940.4	Mar 26 2008
	European Patent	Pending	05027194.9	May 25 2000
	Hong Kong	Pending	07102209.6	May 25 2000
	Korea, Republic of (South)	Pending	2007-7012286	May 25 2000
	Philippines	Pending	1-2006-000163	May 29 2000

ACU109CIP	Porous Drug Matrices And Methods For Manufacture Thereof
	United States of America	Pending	10/053,929	Jan 22 2002

ACU109CIPDIV	Porous Drug Matrices And Methods For Manufacture Thereof
	United States of America	Pending	10/924,642	Aug 24 2004

ACU109CIPDIV(2)	Porous Drug Matrices and Methods of Manufacture Thereof
	United States of America	Pending	10/928,886	Aug 27 2004

ACU109DIV	Porous Drug Matrices And Methods For Manufacture Thereof
	United States of America	Grant	09/694,407	Oct 23 2000	6,645,528	Nov 11 2003

ACU109DIV(2)	Porous Drug Matrices And Methods For Manufacture Thereof
	United States of America	Grant	09/706,045	Nov 03 2000	6,932,983	Aug 23 2005

ACU110	Porous Paclitaxel Matrices And Methods Of Manufacturing Thereof
	United States of America	Grant	09/798,824	Mar 02 2001	6,610,317	Aug 26 2003

ACU110REISSUE	Porous Paclitaxel Matrices and Methods of Manufacture Thereof
	United States of America	Grant	11/213,257	Aug 26 2005	RE40,493	Sep 09 2009

ACU111	Porous Celecoxib Matrices And Methods of Manufacture Thereof
	Canada	Grant	2,412,885	Jun 15 2001	2,412,885	Sep 05 2006
	Japan	Pending	2002-510056	Jun 15 2001
	United States of America	Grant	09/881,289	Jun 14 2001	6,589,557	Jul 08 2003

ACU111CIP	Porous Cox-2 Inhibitor Matrices and Methods of Manufacture Thereof
	United States of America	Grant	10/441,440	May 19 2003	6,800,297	Oct 05 2004

Exhibit B

Third Party Licenses

None.

B-1

Exhibit C

Litigation and Infringement Disclosure

None.

C-1

Exhibit D

Assignment Agreement

See Exhibit E to Note Purchase Agreement.

D-1